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                                                                EXHIBIT 10.7



                               SERVICES AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into this 23rd day of May, 1996, by and between RICHARD W. BOEHLKE, an individual resident of the City of Gig Harbor, Washington ("Mr. Boehlke"), and ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, as contemplated in that certain Agreement and Plan of Merger ("Merger Agreement") dated as of May 22, 1996 by and between the Company and New Crossings International Corporation, a Nevada corporation ("Crossings"), Crossings will be merged with and into the Company (hereinafter referred to as the "Merger");

         WHEREAS, Mr. Boehlke has been engaged as the President and Chief Executive Officer of Crossings and, upon consummation of the Merger, will be elected Vice Chairman of the Board of Directors of the Company;

         WHEREAS, the Company and Mr. Boehlke each desire to enter into this Agreement pursuant to which Mr. Boehlke will provide services to the Company effective upon the consummation and closing of the Merger on the terms and conditions hereinafter set forth, and to make certain other agreements; and

         WHEREAS, the covenants and agreements of the Company and Mr. Boehlke herein are made as an inducement to Mr. Boehlke and the Company respectively, in connection with the Merger.

         NOW THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1.  EFFECTIVE DATE.

         Subject to the terms and conditions hereof, the Company hereby agrees to engage Mr. Boehlke to provide the services herein described, and Mr. Boehlke hereby accepts such engagement, commencing as of the "Effective Time" of the Merger, as defined in the Merger Agreement (such time referred to herein as the "Effective Time").





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SECTION 2.  SERVICES TO BE PROVIDED.

         2.1.
              Services. Mr. Boehlke shall provide such general, policy-making services and undertake such acquisition and investor relations projects as may be requested from time to time by the Board of Directors of the Company (the "Board") or the Chairman of the Board (the "Chairman"). In connection therewith, Mr. Boehlke agrees to devote such time as is mutually agreed upon by Mr. Boehlke and the Board to the business and affairs of the Company to discharge such responsibilities to the Board and to use his best efforts to promote the interests of the Company. This shall not preclude Mr. Boehlke from participating in the ownership, development and management of other businesses, subject to any fiduciary duties that Mr. Boehlke may have as a director of the Company.

         2.2 No Employment Status. Mr. Boehlke shall provide services to the Company as an independent contractor, and shall not be an employee of the Company.

SECTION 3.  TERM.

         3.1.
              Term. The term of this Agreement (the "Term") shall commence on the Effective Time and shall continue until the earlier of: (a) the third anniversary date of the Effective Time (the "Original Term"), or (b) the occurrence of any of the following events:

         (i) the death or disability of Mr. Boehlke (disability meaning a physical illness or incapacity that prevents Mr. Boehlke from performing the substantial and material services contemplated hereby; provided, however, that a disability shall be considered to exist only if Mr. Boehlke is prevented for a period of three (3) consecutive months following the date such condition commenced and at the end of such three (3) month period he remained so prevented, or if, prior to the expiration of such three (3) month period, Mr. Boehlke's attending physician provides the Company with a written prognosis that the illness, injury or other incapacity that results in Mr. Boehlke's current disabled condition may be reasonably expected to prevent Mr. Boehlke from performing all of the substantial and material services contemplated hereby for a period of at least six
         (6) consecutive months);

         (ii) the mutual written agreement of the parties hereto to terminate the Agreement;

         (iii) the Company's termination of the Agreement for "cause." For the purposes of this Agreement, "cause" for termination of the Agreement shall exist (A) if Mr. Boehlke is convicted of, or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; or (B) if Mr. Boehlke has engaged in conduct or activities materially damaging to the Company, monetarily or otherwise (it being understood, however, that neither conduct nor activities pursuant to Mr. Boehlke's exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by






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         Mr. Boehlke shall be a ground for such a determination by the
         Company). Termination for cause shall be made only upon vote of not less than a majority of the directors then in office, after reasonable notice to Mr. Boehlke and an opportunity for Mr. Boehlke, together with counsel, to be heard before a duly called meeting of the Board; or

         (iv) Mr. Boehlke's termination of this Agreement for "good reason" upon reasonable notice to the Company. For purposes of this Agreement, "good reason" shall exist if the Company materially fails to comply with any of the provisions of this Agreement, other than isolated, insubstantial or inadvertent failures not occurring in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Mr. Boehlke.

The failure to set forth any fact or circumstance in a notice of termination hereunder shall not constitute a waiver of the right to assert such fact or circumstance by the party giving notice.

         3.2. Payments Upon Termination. If the Agreement is terminated by the Company for cause or by Mr. Boehlke for any reason other than "good reason", the Company shall pay Mr. Boehlke the Compensation (as hereinafter defined) through the effective date of such termination at the rate in effect at the time a notice of termination is given. The Company shall have no further obligations to Mr. Boehlke under this Agreement, subject to the rights Mr. Boehlke may have under benefit plans and programs of the Company in which Mr. Boehlke is participating as of the effective date of such termination, if any, which shall be determined in accordance therewith. If the Agreement is terminated by the Company for any reason other than for cause or by Mr. Boehlke for "good reason", the Company shall continue to pay Mr. Boehlke the Compensation at the rate in effect at the time a notice of termination is given, together with any applicable rights Mr. Boehlke may have under benefit plans and programs of the Company in which Mr. Boehlke is participating as of the date of such termination, all for the balance of the Original Term (the "Extended Period"); provided, however, such payments of Compensation and provision of other benefits hereunder during the Extended Period shall not be due and payable by the Company to Mr. Boehlke if Mr. Boehlke (i) shall violate the provisions of Section 5 hereof; or (ii) during the Extended Period shall engage in or render any services to or be employed by any Competing Business (as hereinafter defined) in the Area (as hereinafter defined) in the capacity of officer, managerial or executive employee, director, consultant or shareholder (other than as the owner of less than one (1%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or in the NASDAQ National Market System).

SECTION 4.  COMPENSATION.

         4.1. Compensation. Mr. Boehlke shall be paid compensation for services rendered hereunder (the "Compensation") at the annual rate of TWO HUNDRED THOUSAND






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DOLLARS ($200,000), payable in monthly installments.  The Compensation for Mr.
Boehlke shall be reviewed annually by the Board or a committee thereof, but shall in no event be reduced to less than the initial Compensation as provided above.

         4.2. Insurance.

                 (a) Life and Other Insurance. The Company shall provide to Mr. Boehlke such term life and group travel, accident, accidental death and dismemberment insurance and long and short term disability insurance, or their equivalents, as is provided from time to time to executive officers of the Company.


                 (b) Medical Insurance. During the Term of the Agreement, the Company shall, at its expense, provide or arrange for and keep in effect, hospitalization, major medical and similar medical and health insurance for Mr. Boehlke and his family, to the same extent as is provided from time to time to executive officers of the Company.

         4.3. Out-of-Pocket Expenses. The Company shall reimburse Mr. Boehlke in accordance with the Company's reimbursement policies for all reasonable out-of-pocket expenses incurred by Mr. Boehlke in connection with the performance of services hereunder upon presentation to the Company of appropriate vouchers therefor.

         4.4 Use of Automobile. Mr. Boehlke may continue to use, and the Company shall continue to make lease payments on, the 7 Series BMW automobile leased by Crossings for the benefit of Mr. Boehlke, through the remainder of the current term of such lease (but in no event beyond the Term of this Agreement, unless the Agreement is terminated by Mr. Boehlke for "good reason," then not beyond the Original Term).

         4.5 Facilities. During the Term of this Agreement, the Company shall, at its expense, furnish Mr. Boehlke office space, equipment and supplies and access to administrative assistance at the Company's offices in Tacoma, Washington, as reasonably necessary or appropriate for the performance of his duties hereunder.

         4.6 Board Position. Pursuant to the Merger Agreement, Mr. Boehlke shall be elected to the Board of Directors as the Vice Chairman of the Board of the Company as of the Effective Time. During the Term, the Company shall use its best efforts to cause Mr. Boehlke to be one of the director nominees recommended by management of the Company at any stockholders' meeting convened for the purpose of electing the Board of Directors of the Company. During all periods during which the Compensation is payable to Mr. Boehlke hereunder, Mr. Boehlke shall not receive any additional compensation for his service as director or as Vice Chairman other than the Compensation and other benefits provided for by this Agreement; provided, however, that if during the Term additional stock options are granted to William G. Petty, Jr.,






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in his capacity as a director of the Company, a like amount of options will be granted to Mr. Boehlke. For any periods thereafter during which Mr. Boehlke shall serve as a director or as Vice Chairman, he shall receive the same cash and other compensation (including without limitation participation in the Company's 1995 Incentive Compensation Plan) that is paid from time to time to the other non-employee directors of the Company. Nothing in this Agreement shall affect the rights and duties of Mr. Boehlke as the Vice Chairman or as a member of the Board.

SECTION 5.  RESTRICTIVE COVENANTS.

         (a) Mr. Boehlke acknowledges that (i) he is the owner of a substantial portion of the outstanding common stock of Crossings to be acquired by the Company pursuant to the Merger Agreement; (ii) the covenants herein are necessary to protect the goodwill and other value of Crossings for which the Company will pay substantial consideration;
         (iii) at the Effective Time the Company will have separately bargained and paid additional consideration for the restrictive covenants herein; and (iv) the Company is acquiring Crossings in reliance on the covenants of this Section 5 in view of the unique and essential nature of the services Mr. Boehlke is to perform hereunder and the irreparable injury that would befall the Company should Mr. Boehlke breach such covenants.

         (b) Mr. Boehlke further acknowledges that his services hereunder are of a special, unique and extraordinary character and that his activities on behalf of the Company will place him in a position of confidence and trust with the customers and employees of the Company and allow him access to Confidential Information (as hereinafter defined).

         (c) Mr. Boehlke further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 5 are fair and reasonable and that such restrictions will not prevent Mr. Boehlke from earning a livelihood.

         (d) Mr. Boehlke further acknowledges that, as of the Effective Time (i) the Company is engaged in the business of developing, owning, acquiring and operating assisted living facilities, congregate living communities and specialty care facilities for the treatment of individuals suffering from Alzheimer's disease; (ii) the Company conducts its business activity in and throughout the Area (as hereinafter defined); and (iii) Competing Businesses (as hereinafter defined) are engaged in businesses like and similar to the business of the Company.

         (e) Having acknowledged the foregoing, Mr. Boehlke covenants and agrees with the Company that he will not, directly or indirectly:

                 (i) during the Term and after the termination of this Agreement for any reason whatsoever (whether voluntarily or involuntarily), disclose, use or






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                 otherwise exploit, except as may be necessary in the
                 performance of his duties hereunder, any Confidential Information disclosed to Mr. Boehlke or of which Mr. Boehlke became aware by reason of his services to the Company or employment with Crossings or Crossings' predecessors;

                 (ii) during the Original Term unless this Agreement is earlier terminated (a) by the Company without cause or (b) by Mr. Boehlke for good reason, employ or attempt to employ or assist anyone else in employing in any Competing Business in the Area any managerial or executive employee of the Company or the Division (whether or not such employment is full time or is pursuant to a written contract with the Company); or

                 (iii) during the Original Term unless this Agreement is earlier terminated (a) by the Company without cause or (b) by Mr. Boehlke for good reason, engage in or render any services to or be employed by any Competing Business in the Area in the capacity of officer, managerial or executive employee, director, management or strategic consultant or shareholder (other than as the owner of less than one (1%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or on the NASDAQ National Market System).

         (f) Mr. Boehlke agrees that upon the termination of this Agreement for any reason whatsoever (whether voluntarily or involuntarily) he will not take with him or retain without written authorization, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control.

         (g) For purposes of this Section 5, the term (a) "Area" means a twenty-five (25) mile radius of any congregate living community or assisted living or specialty care facility owned, managed or operated by the Company at the time Mr. Boehlke's services hereunder are terminated; (b) "Competing Business" means the business of developing, owning, acquiring or operating assisted living facilities, specialty assisted care facilities for the treatment of individuals suffering from Alzheimer's disease or congregate living communities excluding, however, The Legends Condominium project in Portland, Oregon; and (c) "Confidential Information" means any and all data, knowledge and information relating to the business of the Company or Crossings (whether or not constituting a trade secret) that is, has been or will be obtained by or disclosed to Mr. Boehlke or of which Mr. Boehlke became or becomes aware as a consequence of or through his relationship with the Company or Crossings and that has value to the Company and is not generally known by its competitors; provided, however, that no information will be deemed confidential unless it is known to Mr. Boehlke to be






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         confidential information or has been reduced to writing and marked clearly and conspicuously as confidential information. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to the Company's or Crossings' financial affairs, processes, services, customers, executive officers or employees, compensation, research, development, purchasing, accounting or marketing.

         (h) Mr. Boehlke acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants contained in this Section 5 and that damages arising out of such breach would be difficult to ascertain. Mr. Boehlke hereby agrees that, in addition to all other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by Mr. Boehlke of any covenant contained in this Section 5. The parties hereto agree that all references to the Company and Crossings in this
         Section 5 shall include, unless the context otherwise requires, all subsidiaries of the Company and Crossings, respectively.

         SECTION 6. MISCELLANEOUS.

         6.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Mr. Boehlke, his executor, administrator, heirs, personal representatives, successors and assigns, and upon the Company and its successors and assigns; provided, however, that the obligations and duties of Mr. Boehlke may not be assigned or delegated,

         6.2. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, enforced and governed by and in accordance with, the laws of the State of Wisconsin, without giving effect to any principles of conflicts of laws.

         6.3. Invalid Provisions. The parties hereto hereby agree that the agreements, provisions and covenants contained in this Agreement (including, without limitation, the agreements, provisions and covenants contained in
Section 5 hereof) are severable and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision and covenant constitutes an enforceable obligation between the Company and Mr. Boehlke. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.






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         6.4. Headings.  The section and paragraph headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.5. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

                 (a)      If to Mr. Boehlke, addressed to:

                          Richard W. Boehlke
                          1201 Pacific Avenue
                          Suite 1800
                          Tacoma, Washington 98402
                          Facsimile: 206/383-9979

                          with a copy to:

                          Bogle & Gates, P.L.L.C.
                          Two Union Square
                          601 Union Street
                          Seattle, Washington 98101-2322
                          Attention: Edmund O. Belsheim, Jr., Esq.
                          Facsimile: 206/621-2660

                 (b)      If to the Company, addressed to:

                          Alternative Living Services, Inc.
                          450 North Sunnyslope Road
                          Suite 300
                          Brookfield, Wisconsin 53005
                          Attention: President
                          Facsimile: (414) 789-9592




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                          with a copy to:

                          Alternative Living Services, Inc.
                          184 Shuman Boulevard
                          Suite 200
                          Naperville, Illinois 60563
                          Attention: Chairman
                          Facsimile: (708) 347-4020

                          and a copy to:

                          Rogers & Hardin
                          2700 Cain Tower, Peachtree Center
                          229 Peachtree Street, N.E.
                          Atlanta, Georgia 30303
                          Attention: Alan C. Leet, Esq.
                          Facsimile: 404/525-2224

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

         6.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         6.7. Waiver of Breach. The waiver by the Company or by Mr. Boehlke of a breach of any provision, agreement or covenant of this Agreement by Mr. Boehlke or by the Company, respectively, shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision agreement or covenant.

         6.8. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement replaces in its respective entirety any and all prior agreements, arrangements, understandings or commitments between Crossings and/or any of its predecessors and affiliates and Executive relating to Executive's employment or other services rendered to or for the benefit of Crossings and/or any of its predecessors and affiliates. This Agreement may be modified only by written instrument signed by each of the parties hereto.






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         IN WITNESS WHEREOF, Mr. Boehlke has duly executed, and the Company has caused this Agreement to be duly executed by its duly authorized officers, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.


                                      ALTERNATIVE LIVING SERVICES, INC.


                                      By:
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                                      Its:
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                                      ----------------------------------
                                      RICHARD W. BOEHLKE






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